As filed with the Securities and Exchange Commission on May 9, 2000

                                                         Registration No.
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ______________

                                   FORM S-3

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                            THE NETPLEX GROUP, INC.
            (Exact Name of Registrant as Specified in Its Charter)

                               ________________

              New York                                      11-2824578
  (State or Other Jurisdiction of               (I.R.S. Employer Identification
   (incorporation or Organization)                            Number)

                      1800 Robert Fulton Drive, Suite 250
                            Reston, Virginia 20191
                                (703) 716-4777
   (Address, Including Zip Code, and Telephone Number, Including Area Code,
                 of Registrant's Principal Executive Offices)

                                  GENE ZAINO
                            Chief Executive Officer
                            The Netplex Group, Inc.
                      1800 Robert Fulton Drive, Suite 250
                            Reston, Virginia 20191
                                (703) 716-4777

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                               ________________

                                  Copies to:
                          JOHN L. SULLIVAN, III, ESQ.
                          WALLACE E. CHRISTNER, ESQ.
                       Venable, Baetjer and Howard, LLP
                        2010 Corporate Ridge, Suite 400
                               McLean, VA 22102
                                (703) 760-1600
       Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement is declared effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

========================================================================================================================
                                                             Proposed             Proposed
                                                             Maximum               Maximum
        Title Of Shares              Amount To Be        Aggregate Price     Aggregate Offering         Amount Of
        To Be Registered            Registered (1)         Per Unit (2)           Price (2)         Registration Fee
------------------------------------------------------------------------------------------------------------------------
Common stock, par value $.001      3,763,876 shares          $4.00               $15,055,504             $3,975
per share

========================================================================================================================

(1) Pursuant to Rule 416 under the Securities Act, this registration statement also covers an indeterminate number of additional shares as may be issued as a result of adjustments by reason of any stock split, stock dividend or similar transaction.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. The above calculation is based on the average of the high and low prices of the common stock on the Nasdaq SmallCap Market on May 5, 2000.


          The registrant hereby amends this registration statement on such date and dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said
Section 8(a), may determine.

     The information in this prospectus is not complete and may be changed.
The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   Subject to Completion, dated May 9, 2000
                            Preliminary Prospectus
                            The Netplex Group, Inc.
                               3,763,876 shares
                                 Common Stock

                      ___________________________________

     The shareholders on page 9 of this prospectus are offering and selling up to 3,763,876 shares of our common stock. The selling shareholders may offer and sell some, all or none of the common stock under this prospectus. The selling shareholders may determine the prices at which they will sell such common stock, which may be at market prices prevailing at the time of such sale or some other price. In connection with such sales, the selling shareholders may use brokers or dealers which may receive compensation or commission for such sales. We will not receive any of the proceeds from the sale of our common stock by the selling shareholders.

     Our common stock is publicly traded on the Nasdaq SmallCap Market under the symbol "NTPL" and on the Boston Stock Exchange under the symbol "NPL". On May 5, 2000, the closing sales price for one share of our common stock on the Nasdaq SmallCap Market was $4.00.

     THE PURCHASE OF OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 4 OF THIS PROSPECTUS BEFORE PURCHASING ANY OF OUR COMMON STOCK FROM THE SELLING SHAREHOLDERS.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is May 9, 2000.

                               TABLE OF CONTENTS

                                                                                       PAGE NUMBER
INFORMATION ABOUT THE NETPLEX GROUP....................................................      3

RISK FACTORS...........................................................................      4

FORWARD-LOOKING STATEMENTS.............................................................      7

USE OF PROCEEDS........................................................................      8

SELLING SHAREHOLDERS...................................................................      8

PLAN OF DISTRIBUTION...................................................................     10

EXPERTS................................................................................     12

LEGAL MATTERS..........................................................................     12

WHERE YOU CAN FIND MORE INFORMATION....................................................     12

MATERIAL CHANGES.......................................................................     12

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE........................................     12

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
LIABILITIES............................................................................     13

     We have informed the selling shareholders that the anti-manipulative rules under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including Regulation M, may apply to their sales in the market. We have furnished the selling shareholders with a copy of these rules. We have also informed the selling shareholders that they must deliver a copy of this prospectus with any sale of their shares.

                              PROSPECTUS SUMMARY

     This summary outlines and highlights information contained in this prospectus and the information incorporated in this prospectus by reference. You should read the entire prospectus carefully, including the "Risk Factors" section and the financial statements and related notes that are incorporated by reference.

                      SUMMARY DESCRIPTION OF OUR BUSINESS

     Based in Reston, Virginia, and with 16 U.S. operating locations, The Netplex Group, Inc. is an Internet services company that leverages industry-specific knowledge, creative ideas, and technology expertise to create customized e-solutions.

     By thoroughly understanding the business dynamics and technology trends of specific vertical markets, we seek to better understand the business problems faced by companies within these industries. This allows us to develop and deliver e-solutions that serve our customers' unique strategic, creative, and technological business needs. As a result, our e-solutions seek to help our customers' transition from their existing systems and processes to business models that are aligned to the demands of the digital age.

     e-solutions

     Our e-solutions business is divided into five categories: e-Strategy Consulting, Creative Design, e-Application Development (Internet, intranet, and extranet), e-Infrastructure Services, and Systems Integration. With this portfolio of services, we guide customers' initiatives from idea to implementation. Our services seek to help customers with multiple levels of e-business transition--from process improvements to enterprise-wide transformations. We believe that our services position customers to benefit from integrated and streamlined interactive relationships with their customers, partners, and stakeholders.

     Subsidiary: Contractor's Resources

     In addition to our e-solutions offerings, Netplex has a subsidiary, Contractor's Resources, or CR, which we recast in 1999 as an integrated online service under the brand name Techcellence(TM). Targeting independent professionals in the Information Technology industry, Netplex launched Techcellence as a business-to-business service designed to provide the financial infrastructure, resources, and business services that help professionals build careers as independent contractors. In 2000, we extended our service's scope to target all independent workers, regardless of industry or profession and rebranded the service as MyBizOffice(TM). MyBizOffice serves as an on-line "virtual corporate office" for its member contractors. It provides its members the services of a corporate administration staff while helping them keep abreast of developments that affect their independent life and work style.

     We believe that our transformation of the traditional CR business model into an integrated e-business model has increased the business's flexibility, scalability, geographic scope, and exposure.

     We are currently incubating the MyBizOffice brand and "Business Service Provider" model. In 2000, we intend to invest in the incubation process through increasing the marketing program, expanding core service offerings, expanding existing strategic relationships, and exploring additional strategic relationships.

     Our address is 1800 Robert Fulton Drive, Suite 250, Reston Virginia 20191 and our telephone number is (703) 716-4777. Our Web site address is www.netplexgroup.com.

     Netplex was incorporated in New York in 1986 under the name CompLink, Ltd. In 1996, CompLink acquired, through a reverse merger, The Netplex Group, Inc. and Contractor's Resources, and changed its name to The Netplex Group, Inc. This merger provided Netplex with new management and a revised corporate mission. To better position ourselves to deliver the comprehensive services required to compete in the e-solutions market, we have acquired several companies during the last three years. In 1997, we acquired Onion Peel Solutions, LLC. In 1998, we acquired The PSS Group, Inc., Automated Business Systems of North Carolina, Inc., Kellar Technology Group, Inc., and the retail technical consulting business of Applied Intelligence Group, Inc. In 1999, we purchased Dean Liles & Associates, Inc. These businesses expanded our experience, technical staff, customer base, market exposure, revenue, and industry-focused expertise.

                                 RISK FACTORS

     Before you invest in shares of our common stock, you should be aware that there are various risks involved in an investment, including those described below. We urge you to carefully consider these risk factors, together with all of the other information included in this prospectus and the information incorporated in this prospectus by reference, before you decide to invest in shares of our common stock.

We have incurred operating losses and may never become profitable.

     We incurred net losses of $7.4, $2.5 and $2.9 million in the years ended December 31, 1999, 1998 and 1997 respectively. There can be no assurance that we will be profitable on a quarterly or annual basis in the future. Our quarterly operating results in the past have fluctuated and may fluctuate significantly in the future depending on such factors as the timing and delivery of significant orders and contracts, new product introductions, and changes in our pricing policies.

We have negative working capital and may be unable to obtain the necessary funding to expand and improve our business.

     As of December 31, 1999, we had negative working capital of $369,296. With the influx of cash from the exercise of options and warrants in January and February, and from two equity financings in March, 2000, we believe that we now have positive net working capital. We also believe that our existing resources will be adequate for our cash needs through December 31, 2000. Beyond such period, we may need to raise substantial additional capital to pay for our operations. We are uncertain whether additional financing will be available on acceptable terms or at all. If we raise additional funds by issuing equity securities, our shareholders will be further diluted. If adequate funds are unavailable, we may delay, curtail, reduce the scope of, or eliminate the expansion of our operations and/or our marketing and sales efforts, which could have a material adverse effect on our financial condition and business operations.

     Currently, we have a line of credit with a bank that expires May 31, 2000, whereby we can borrow the lesser of $6 million or 80% of eligible accounts receivable. Additionally, we are required to meet certain financial and other covenants. We had borrowed $5,126,000 under the line of credit as of December 31, 1999. As of December 31, 1999, we were not in compliance with the covenant that requires us to maintain tangible net assets of $900,000 through March 30, 2000, and $1,200,000 thereafter. The bank was notified but did not issue a notice of default. The noncompliance with this covenant was cured by the influx of cash in January and February from the exercise of options and warrants and our tangible net asset position was further strengthened by two equity financings in March, 2000.

The timing of our revenues and the introduction and market acceptance of our products may vary, resulting in significant variations in our operating results.

     Our revenues may vary due to:

     . the number and dollar value of client engagements commenced and completed during a quarter;

     .    the number of working days in a quarter; and

     .    employee hiring and utilization rates.

     The timing of revenues is difficult to forecast because our sales cycle for new clients is relatively long and may depend on the size and scope of assignments and general economic conditions. Because a high percentage of our expenses are relatively fixed, a change in the timing of the beginning or end of client assignments, particularly at or near the end of any quarter, could cause operating results to significantly vary from quarter to quarter and result in reported losses for that quarter. In addition, clients can terminate our engagement at will, resulting in a higher than expected number of unassigned persons or higher severance expenses.

     While we adjust professional staffs to reflect active projects, we must maintain a sufficient number of senior professionals to oversee existing client projects and help our sales force secure new client assignments. Because we perform some work on a fixed-price basis, we also bear the risk of cost overruns and inflation. New product introductions and market acceptance of new and enhanced versions of our products or the products of third parties may also significantly affect our operating results.

The future success of our business depends on the continued services of Gene Zaino, our Chairman and Chief Executive Officer, Pamela Fredette, our President, and our ability to attract and retain technical, marketing, sales, and management personnel.

     Our future success depends in large part on the continued services of Gene Zaino, our Chairman and Chief Executive Officer. We have an employment agreement with Mr. Zaino that expires in June, 2002. We have a $2,000,000 key person insurance policy on the life of Mr. Zaino. Our future success also depends in large part on the continued services of Pamela Fredette, our President. We have an employment agreement with Ms. Fredette that expires in May, 2002. We have a $1,000,000 key person life insurance policy on the life of Ms. Fredette.

     Our success also depends in large part upon our ability to attract and retain qualified technical project managers and information technology personnel. We believe we need to hire additional technical personnel to improve existing products and services and to develop new products and services and hire new sales personnel to sell our products and services. The inability to attract new personnel could have a material adverse effect on our results of operations and research and development efforts. It is difficult to locate technical, marketing, sales, and management personnel with the combination of skills and attributes required to execute our strategy. Although we have attracted and retained qualified employees, qualified project managers are in particularly great demand and will remain a limited resource for the foreseeable future. Our employees can terminate their employment at any time. Accordingly, we may be unable to continue to retain and attract qualified project managers.

Our business is very competitive and subject to rapid changes.

     The market for Netplex's e-solutions is highly competitive. The rapid growth of the Internet services market has fueled a significant influx of companies that pose a competitive threat to Netplex's e-solutions business. Many of these companies have greater resources, greater expertise, or have better access to capital than Netplex.

     In a broad sense, competition for Internet-related services can range from local Web development companies to large traditional technology providers like IBM and Microsoft. However, because we target middle-market and larger organizations with an approach that focuses on solving business problems within vertical industries, our e-solutions competitors are generally companies that, like us, deliver a wide variety of Internet-related services.

     Companies with which we most commonly compete include AnswerThink, AppNet, Cysive, iXL Enterprises, Predictive Systems, Proxicom, Sapient, US Interactive, USWeb/CKS, Xceed, and several others, both public and private. Of these companies, several have moved into the full-service e-solutions market by expanding specific core disciplines (such as network engineering or creative design), while others are start-ups that have been built upon a full-service solutions delivery model.

     Customers also often call upon us to perform individual specialized services from our portfolio, such as information security, network performance enhancements, and enterprise application integration. In these cases, we frequently compete with the "Big 5" consulting firms (such as Deloitte & Touche and Andersen Consulting).

     We believe that the principal competitive factors in the information technology services industry include:

     .    responsiveness to client needs;
     .    speed of project implementation;
     .    quality of service;
     .    price;
     .    project management capability; and
     .    technical expertise.

     The market for CR's Techcellence service offering is competitive and changing quickly. We expect that additional companies will emerge in this market and that competition will therefore intensify. Our competitors in this regard vary in size and in scope of services.

We must respond quickly to technological developments, introductions of new competitive products and services, and evolving industry standards to remain competitive.

     The information technology services industry is characterized by rapid technological developments, frequent introductions of new products and services, and evolving industry standards. In order to remain competitive in this rapidly evolving industry, we must continually improve the performance, features and reliability of our services. We cannot assure you that we will be able to respond quickly, cost effectively and sufficiently to any such developments. Our inability to respond quickly to any such developments could cause us to lose substantial market share and could have a material adverse effect on our business, operating results, and financial condition.

We may not be able to manage our growth effectively.

     Although we have streamlined our operations, our long-term success will depend in part on our ability to manage growth. If we are unable to hire a sufficient number of employees with the appropriate levels of experience to effectively manage our growth, our business, financial condition, and results of operations could be materially and adversely affected.

Our stock price may be subject to significant volatility.

     Our stock price may be subject to significant volatility, particularly on a quarterly basis. Any shortfall in revenue or earnings from levels expected by securities analysts or others could have an immediate and significant adverse effect on the trading price of our common stock in any given period. Additionally, we may not learn of, or be able to confirm, revenue or earnings shortfalls until late in the fiscal quarter or following the end of the quarter, which could result in an even more immediate and adverse effect on the trading of our common stock.

We may be liable for legal violations committed by consultants we employ.

     Technical services firms face legal uncertainties, including the extent of liability for violations of employment and discrimination laws. Our liability can include violations of employment and discrimination laws committed by consultants we provide to our customers. We believe we comply in all material respects with all applicable rules, regulations and licensing requirements.

We may be unable to satisfy guarantees that we make to our customers due to rapid changes in our business.

     Occasionally, we must guarantee to our customers that the integrated system that we are consulting on will operate properly when completed. Due to rapid changes in technology or other unforeseen developments, we may be unable to comply with such guarantees.

We have a significant number of outstanding warrants, options and shares of preferred stock that could adversely impact the price of our common stock and our ability to obtain additional funding.

     As of March 31, 2000, we have outstanding:

     . options and warrants to purchase an aggregate of 4,375,660 shares of our common stock, not including the prepaid warrants, at a weighted average exercise price of $2.29 per share;

     . shares of convertible Series A preferred stock that are immediately convertible into 80,597 shares of common stock;

     . Series C preferred stock that is convertible after September 28, 2003 into the number of shares equal to $2,300,000 plus accrued but unpaid dividends ($57,500 at March 31, 2000), divided by 25% of the 20 day average trading price of the common stock immediately prior to conversion, which if converted as of March 31, 2000, would result in the issuance of 646,441 shares of common stock;

     . 10,000 shares of our Series D preferred stock outstanding and associated warrants that are convertible into a total of 2,300,000 shares of common stock, assuming a conversion and exercise price of $6.82608; however, the actual number of shares of common stock issuable upon conversion and exercise of these convertible preferred shares and warrants will not be determined until May 16, 2000, and is subject to adjustment, which could result in an increase in the number of shares of common stock and a decrease in conversion and exercise price, depending on factors which we cannot predict at this time, including, among other factors, the future market price of our common stock; and

     .    prepaid warrants exercisable into 1,174,341 shares of common stock.

     The exercise of all of the outstanding warrants, including the prepaid warrants, options and/or conversion of the outstanding convertible preferred stock would dilute the then-existing shareholders' percentage ownership of our common stock, and any sales in the public market could adversely affect prevailing market prices for our common stock. Moreover, because the holders of outstanding warrants, options and preferred stock will likely exercise or convert these securities our ability to obtain additional equity capital could be adversely affected since we probably could obtain any needed capital on terms more favorable than those provided by the conversion of these securities. We lack control over the timing of any exercise or the number of shares issued or sold if exercises or conversions occur.

We will be penalized if we fail to register shares underlying our Series D convertible preferred stock, the warrants issued to Series D preferred shareholders, and the prepaid warrants, incentive warrants and placement agent warrants that we issued in March, 2000.

     We will incur penalties and costs under the terms of the Series D convertible preferred stock, the warrants issued to Series D preferred shareholders, and the prepaid, incentive and placement agent warrants, all issued in the private placements in March, 2000, if we are unable to register the shares of common stock issuable upon the conversion of the Series D preferred stock and the exercise of those warrants, or if we fail to maintain our listing on the Nasdaq SmallCap Market, Nasdaq National Market or other national exchanges.

Future sales of restricted shares could decrease the market price of our common stock and impair our ability to raise capital.

     Future sales of common stock by existing shareholders under exemptions from registration or through the exercise of outstanding registration rights could materially adversely affect the market price of our common stock and could materially impair our future ability to raise capital through an offering of equity securities. A substantial number of shares of common stock are, or will be in the near future, available for sale under exemptions from registration or are being registered pursuant to registration rights and we are unable to predict the effect, if any, that market sales of these shares or the availability of these shares for future sale will have on the market price of the common stock prevailing from time to time.

We have never paid and do not currently intend to pay dividends.

     We have never paid dividends on our common stock. We intend to retain any future earnings to finance our growth. In addition, dividends on common stock are subject to the preferences for dividends on the preferred stock. Any future dividends will depend upon our earnings, if any, our financial requirements, and other factors.

                          FORWARD-LOOKING STATEMENTS

     Some of the information in this prospectus may contain forward-looking statements. Such forward-looking statements can be identified by the use of forward-looking terminology such as "may," "will," "believe," "expect," "anticipate," "estimate," "continue" or other similar words, and include statements as to the intent, belief, or current expectations of Netplex and our directors, officers, and management with respect to future operations, performance or position of Netplex or which contain other "forward-looking" information. These forward-looking statements are predictions and are based on current information and expectation, and we assume no obligation to update these statements. When considering the forward-looking statements in this prospectus, you should keep in mind the risk factors and other cautionary statements in this prospectus and in the documents incorporated in this prospectus by reference. The risk factors noted in this prospectus and the other factors noted throughout this prospectus and the documents that we incorporate by reference, including certain known and unknown risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

                                USE OF PROCEEDS

     All of the net proceeds from the sale of the common stock covered by this prospectus will go to the selling shareholders who offer and sell shares of the common stock. We will not receive any proceeds from the sale of the common stock offered by the selling shareholders pursuant to this prospectus. Some of the common stock to be sold will be issued to the selling shareholders upon the exercise of incentive warrants, placement agent warrants and certain other warrants. If any or all of these warrants held by the selling shareholders are exercised, we intend to use the net proceeds for working capital and general corporate purposes.

                             SELLING SHAREHOLDERS

     The following table sets forth (a) the name of each selling shareholder,
(b) the number of shares of outstanding common stock beneficially owned by each selling shareholder as of April 28, 2000, (c) the aggregate number of shares of common stock that each selling shareholder may offer and sell for its account under this prospectus and (d) to our knowledge and assuming that all of the shares of common stock offered under this prospectus are sold, the aggregate number of shares of common stock and the percentage of outstanding shares of common stock to be beneficially owned by each selling shareholder upon completion of the offering made under this prospectus. To our knowledge and except as otherwise indicated in the footnotes to the table, none of the selling shareholders has had within the past three years any position, office or other material relationship with us or any of our predecessors or affiliates.

     The common stock offered by this prospectus includes up to 300,000 shares of common stock issuable upon the conversion of the prepaid common stock purchase warrants issued to Zanett Lombardier, Ltd. and/or its affiliates or designees in connection with a recent private placement (the "Zanett prepaid warrants"); 78,000 shares of common stock issuable upon the exercise of the incentive warrants issued in connection with the Zanett prepaid warrants (the "Zanett incentive warrants"); and 39,000 shares of common stock issuable upon the exercise of incentive warrants issued to the placement agent and/or its designees in connection with the Zanett prepaid warrants (the "Zanett placement agent warrants").

     Under the terms of the Zanett prepaid warrants, certain selling shareholders have the right to purchase an aggregate number of shares of common stock equal to $1,500,000 divided by the lower of (A) $10 and (B) the amount obtained by multiplying a certain exercise percentage (which decreases over time and is more particularly described in the warrants) by the average of the 5 lowest closing bid prices for the common stock during the 20 consecutive trading day period ending on the trading day immediately preceding the date of determination or exercise. All of the 300,000 shares of common stock issuable to the holders of the Zanett prepaid warrants would be issued if the calculated exercise price under the terms of the Zanett prepaid warrants is $5.00 per share or less.

     In the case of the shares of common stock underlying the Zanett prepaid, incentive and placement agent warrants, there may be changes in the number of shares offered hereby due to changes in the exercise price of such warrants in accordance with the terms thereof. This is not intended to constitute a prediction as to the number of shares of common stock into which the Zanett prepaid, incentive and placement agent warrants will be exercised. Moreover, in the case of the shares of common stock underlying the Zanett prepaid warrants, the number of shares of common stock owned and offered for sale hereby represents an estimate of the number of shares of common stock issuable upon conversion of or otherwise with respect to the Zanett prepaid warrants, based on an exercise price of $5.00 in accordance with the terms of the Zanett prepaid warrants.

         The common stock offered by this prospectus also includes 250,000 shares of common stock issuable upon the exercise of the warrant issued to Pennsylvania Merchant Group in connection with investment banking services received by us (the "PMG warrant"); and up to 3,000,000 shares of common stock issuable upon the exercise of warrants issued to TMP Interactive, Inc. in connection with a co-branded services arrangement we entered into with one of our subsidiaries and TMP Interactive, Inc. in May, 2000 (the "TMP warrants").


                                                                             Number of                    Shares
Name of Selling                      Number of Shares Beneficially         Shares Offered            Beneficially Owned
Security Holder                      Owned Prior to Offering (1)               Hereby                After Offering (2)
---------------                      ---------------------------               ------                  --------------
                                                                                                   Number       Percentage
                                                                                                   ------       ----------

TMP Interactive, Inc.                      3,000,000 (4)                  3,000,000                           0         0
Zanett Lombardier, Ltd. (3)                  475,883 (5)                    370,440 (14)                105,443         *
Pennsylvania Merchant Group                  250,000 (6)                    250,000 (6)                       0         0
Stephen Turner                               290,746 (7)                     34,882 (15)                255,864        1.4
J. Craig Jones                               125,885 (8)                     24,426 (15)                101,459         *
David McCarthy (3)                            19,991 (9)                     19,991 (9)                       0         0
Claudio Guazzoni (3)                          56,870 (10)                    12,431 (16)                 44,439         *
Samuel Millbank (3)                           17,672 (11)                     8,288 (17)                  9,444         *
Augie LaTorre (3)                             27,233 (12)                     5,850 (18)                 21,383         *
Stephen McBryde                               23,936                          3,046 (15)                 20,890         *
Timothy Shelton                               23,936                          3,046 (15)                 20,890         *
William Bell                                  55,743                          3,594 (15)                 52,149         *
David Turner                                  18,643                          2,882 (15)                 15,761         *
Robert Gladstone                              12,500 (13)                    12,500 (13)                      0         0
David Nussbaum                                12,500 (13)                    12,500 (13)                      0         0

------------------

  *  Less than one percent of the common stock outstanding.

 (1) The selling shareholders have sole voting power and investment power with respect to all shares listed as owned by the selling shareholders.
 (2) Assumes that the selling shareholders sell all of the shares offered in this offering.
 (3) Under the terms of the Zanett prepaid, incentive and placement agent warrants and except under certain circumstances, none of the selling shareholders is entitled to exercise such warrants to the extent that such exercise would cause the selling shareholder to beneficially own more than 4.99% of the total outstanding common stock of the Company, excluding for purposes of such determination shares of common stock issuable upon exercise of warrants which have not been exercised. Therefore, the aggregate number of shares shown as owned prior to the offering excludes shares in excess of such 4.99% limitation, and the aggregate number of shares offered hereby and which a selling shareholder may sell pursuant to this prospectus may exceed the number of shares of common stock the selling shareholder may otherwise beneficially own at any one time as determined pursuant to Section 13(d) of the Exchange Act.
 (4) Represents the shares underlying the TMP warrants, which consist of 2,000,000 shares of common stock issuable upon the exercise of a warrant (at an exercise price of $9.00, subject to certain adjustments as stated therein), which expires May 2, 2003 and is not presently exercisable (except under certain conditions as set forth in the warrant), and 1,000,000 shares of common stock issuable upon the exercise of a warrant (at an exercise price of $6.00, subject to certain adjustments as stated therein), which expires May 2, 2003 and is currently exercisable.
 (5) Shares beneficially owned consist of those discussed in footnote 14 below and 105,443 shares of common stock issuable upon the exercise of prepaid warrants issued in April, 1998 (based on an exercise/conversion price of $1.47) ("April 1998 Private Placement"). Pursuant to the terms of the prepaid warrants issued in the April 1998 Private Placement, the selling shareholder has the right to purchase shares of common stock at an exercise price equal to the lower of (A) $1.47 and (B) the amount obtained by multiplying 65% by the average of the 5 lowest closing bid prices for the common stock during the 20 consecutive trading day period ending on the trading day immediately preceding the date of determination or exercise.

 (6) Consists of shares of common stock issuable upon the exercise of the PMG warrant, which expires October 21, 2004. Currently, the PMG warrant is exercisable for 175,000 shares of common stock. The warrant may be exercised for the remaining 75,000 shares of common stock after October 21, 2000 if certain conditions are met (as set forth in the PMG warrant).
 (7) Includes 8,333 shares of common stock issuable upon the exercise of employee stock options exercisable within 60 days.
 (8) Includes 16,666 shares of common stock issuable upon the exercise of employee stock options exercisable within 60 days.
 (9) Consists of 6,000 shares of common stock issuable upon the exercise of the Zanett prepaid warrants (based on an exercise price of $5.00), 1,560 shares of common stock issuable upon the exercise of the Zanett incentive warrants and 12,431 shares of common stock issuable upon the exercise of the Zanett placement agent warrants.
(10) Shares beneficially owned consist of those discussed in footnote 16 below, 27,483 shares of common stock issuable upon the exercise of other incentive warrants issued in connection with various private placements and 16,956 shares of common stock.
(11) Shares beneficially owned consist of those discussed in footnote 17 below and 9,444 shares of common stock issuable upon the exercise of other incentive warrants issued in connection with the April 1998 Private Placement.
(12) Shares beneficially owned consist of those discussed in footnote 18 below and 21,383 shares of common stock.
(13) Consists of shares of common stock issued to the selling shareholder in December, 1999. These shares were issued upon exercise of certain restricted warrants which were originally issued in 1996 to certain Series A preferred shareholders and subsequently transferred to the selling shareholder.
(14) Shares to be sold in this offering consist of 294,000 shares of common stock issuable upon the exercise of the Zanett prepaid warrants (based on an exercise price of $5.00) and 76,440 shares of common stock issuable upon the exercise of the Zanett incentive warrants, which expire March 22, 2005.
(15) Includes shares of common stock issued in February, 2000 pursuant to the amendment of the Agreement of Merger between a Netplex subsidiary and the shareholders of Automated Business Systems of North Carolina, Inc. and Kellar Technology Group.
(16) Shares to be sold in this offering consist of 12,431 shares of common stock issuable upon the exercise of the Zanett placement agent warrants, which expire March 22, 2005.
(17) Shares to be sold in this offering consist of 8,288 shares of common stock issuable upon the exercise of the Zanett placement agent warrants, which expire March 22, 2005.
(18) Shares to be sold in this offering include 5,850 shares of common stock issuable upon the exercise of the Zanett placement agent warrants, which expire March 22, 2005.


                             PLAN OF DISTRIBUTION

         The selling shareholders, or their pledgees, donees, distributees, transferees or other successors, if any, may sell or distribute some or all of the shares of common stock offered under this prospectus from time to time through underwriters, dealers, brokers or other agents or directly to one or more purchasers in one or more, or a combination, of the following types of transactions:

         .   ordinary brokerage transactions and transactions in which the broker solicits purchasers;
         .   transactions involving cross and block trades or otherwise on the
             Nasdaq SmallCap Market;
         .   purchases by a broker, dealer or underwriter as principal and resale by that person for its own account under this prospectus;
         .   "at the market" or through market makers or into an existing market for the common stock;
         .   sales to purchasers or sales effected through agents or in other ways not including market makers or established trading markets;
         .   transactions involving cross trades or otherwise on the Nasdaq
             SmallCap Market;
         .   short sales and other types of hedging transactions;
         .   in privately negotiated transactions; or
         .   by any other legally available means.

         The selling shareholders may sell their shares at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, agents or underwriters participating in these transactions as agent may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and, if they act as agent for the purchaser of the shares, from the purchaser. The discounts, concessions or commissions received by a particular broker, dealer, agent or underwriter might be in excess of those customary in the type of transaction involved. This prospectus also may be used, by donees of the selling shareholders, or by other persons acquiring the shares of common stock and who wish to offer and sell the shares under circumstances requiring or making desirable the use of the prospectus. If required, we will file, during any period in which the offers or sales are being made, one or more supplements to this prospectus to disclose the names of donees of the selling shareholders and any other material information with respect to the plan of distribution not previously disclosed.

         The selling shareholders and any underwriters, brokers, dealers or agents that participate in the distribution of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any of these underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor the selling shareholders can presently estimate the amount of compensation that may be received by the underwriters, brokers, dealers or agents. We do not know of any existing arrangements between the selling shareholders and any underwriter, broker, dealer or other agent relating to the sale or distribution of the shares of common stock.

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of any of the shares of common stock may not simultaneously engage in market activities with respect to the common stock for a period of up to five business days prior to the commencement of the distribution. The selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations enacted under the Exchange Act, including Rule 10b-5 and Regulation M. These provisions may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders. All of the above may affect the marketability of the common stock.

         We will pay all of the costs and expenses for the registration of the shares of common stock by the selling shareholders under this prospectus. In addition, we have agreed to indemnify the selling shareholders, the directors and officers of the selling shareholders, each underwriter of the shares of common stock to be registered under this prospectus, and each person who controls any selling shareholder or underwriter of the shares of common stock to be registered under this prospectus against liabilities concerning untrue statements or omissions that we make, or violations of the securities laws that we commit, with respect to the registration of the shares of common stock, including liabilities under the Securities Act. The selling shareholders have agreed to indemnify us against liabilities concerning untrue statements or omissions that they make, or violations of the securities laws that they commit, with respect to the registration of the shares of common stock, including liabilities under the Securities Act. See "Disclosure of Commission Position on Indemnification for Securities Act Liabilities."

         If shares of the common stock are sold in an underwritten offering, those shares may be acquired by the underwriters for their own account and may be further resold from time to time in one or more transactions, including negotiated transactions. These transactions may be made in the following manner:

         .     at market prices prevailing at the time of sale;
         .     at prices related to the prevailing market prices;
         .     at negotiated prices; or
         .     at fixed prices.

The names of the underwriters with respect to an offering of the shares of common stock and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters and broker-dealers, if any, will be set forth in a supplement to this prospectus relating to the offering. Any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers may be changed from time to time.

                                    EXPERTS

         The consolidated financial statements and schedule of The Netplex Group, Inc. as of December 31, 1999, and for the year then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of Grant Thorton LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements and schedule of The Netplex Group, Inc. as of December 31, 1998, and for each of the years in the two-year period ended December 31, 1998, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

         The validity of the issuance of the shares of common stock offered hereby and certain other matters will be passed upon for us by Venable, Baetjer and Howard, LLP.

                      WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act of 1933, as amended, covering the shares offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement and exhibits.

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the SEC at 7 World Trade Center, Suite 1300, New York, New York 10048, and at 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the SEC's public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

                               MATERIAL CHANGES

         On May 2, 2000, we entered into a two-year co-branded services arrangement with TMP Interactive, Inc., the parent of TMP Worldwide, Inc. (whose global online career site and flagship brand is Monster.com) and our subsidiary, Contractor's Resources, whereby MyBizOffice will be a co-branded component of the Monster Talent Market, an online auction-style marketplace for independent professionals. Pursuant to this arrangement, we issued warrants to TMP Interactive, Inc. for the right to purchase three million shares of our common stock, at a weighted average exercise price of $8.00 per share. In addition, we agreed to pay TMP Interactive, Inc. $5 million over the two-year engagement as a minimum revenue share and slot fee.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to our filed SEC documents. The information incorporated by reference is part of this prospectus. Information we file with the SEC after we file this document will update and supersede this information.

         We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, until our offering is completed.

         (a)   Our Annual Report on Form 10-K for the year ended December 31,
               1999;

         (b) Our current Report on Form 8-K filed with the SEC on April 3, 2000; and

         (c) The description of our common stock that is contained in our Form 8-A filed March 8, 1993.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus, or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference, modifies or supersedes that statement. Any statement modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this prospectus.

         You may request a copy of any of the filings incorporated herein by reference, at no cost, by writing or telephoning Mr. Peter Russo, Chief Accounting Officer, at:

                        The Netplex Group, Inc.
                        8260 Greensboro Drive, 5th Floor
                        McLean, Virginia 22102
                        Telephone: (703) 356-3001.

         You should rely only on the information incorporated by reference or provided in this prospectus and any prospectus supplement. We have authorized no one to provide you with different information. The selling shareholders are not authorized to make an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of this prospectus or the applicable prospectus supplement.



             DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                        FOR SECURITIES ACT LIABILITIES

         Our amended and restated certificate of incorporation allows us indemnify to the fullest extent permitted under the New York Business Corporation Law our directors, officers, employees and agents. We may indemnify them only if we determine that their conduct did not violate the law. In addition, the amended and restated certificate of incorporation eliminates the personal liability of directors to Netplex and its shareholders for money damages if they breach their duty as directors.

         The New York Business Corporation Law also permits us to indemnify a director or officer against judgments, fines, amounts paid in settlement and reasonable expenses of litigation, except when we bring the case against such director or officer, or if a case is brought by our shareholders against them on our behalf. We can indemnify a director or officer if he acted in good faith and for a purpose he reasonably believed to be in Netplex's best interests. However, no indemnification is permitted in an action by Netplex, or its shareholders on its behalf, in connection with the settlement or other disposition of a threatened or pending action or in connection with any claim, issue or matter as to which a director or officer is liable to Netplex, unless a court determines Netplex should pay a portion. In addition, the New York Business Corporation Law provides that a director or officer shall be indemnified if he is successful in the litigation on the merits or otherwise.

         Permitted indemnification as described above may only be made if it is authorized by our board of directors, in each specific case, based upon a determination that the applicable standard of conduct has been met or that indemnification is proper under the New York Business Corporation Law. The board of directors can authorize indemnification, either acting as a quorum of disinterested directors or based upon an opinion by independent legal counsel, or if the shareholders decide that indemnification is proper because the applicable standard of conduct has been met. Upon application of the person seeking indemnification, a court may also award indemnification upon a determination that the standards outlined above have been met. We may also authorize the advancement of litigation expenses to a director or officer upon receipt of an undertaking by him to repay such expenses if it is ultimately determined that he is not entitled to be indemnified by us.

         We have also agreed to indemnify our directors and executive officers pursuant to indemnification agreements. We will pay all expenses, losses, claims, damages and liability incurred by our directors or executive officers for or as a result of action taken or not taken while they were acting as directors, officers, employees or agents.

         Although the indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons as discussed above, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding, is asserted by that director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


         No person has been authorized to give any information or to make any representation not contained in or incorporated by reference in this prospectus, and, if given or made, the information or representation not contained in this prospectus must not be relied on as having been authorized. This prospectus does not constitute an offer to sell, or the solicitation of an offer to purchase, any of the securities offered by this prospectus, in any jurisdiction to or from any person to or from whom it is unlawful to make such offer or solicitation of an offer, or proxy solicitation in such jurisdiction. Neither the delivery of this prospectus nor the issuance or sale of any securities hereunder shall under any circumstances create any implication that there has been no change in the information disclosed in this prospectus to date or delivered and incorporated by reference.

                Part II. Information Not Required in Prospectus


Item 14.  Other Expenses of Issuance and Distribution.

          The following table sets forth the costs and expenses expected to be incurred in connection with the issuance and distribution, all of which will be paid by Netplex:

Registration Fee-- Securities and Exchange Commission.......................               $3,975
Listing Fee-- Nasdaq SmallCap Market........................................              $15,170
Listing Fee - Boston Stock Exchange.........................................               $5,000
Legal Fees and Expenses.....................................................              $25,000
Printing and Engraving Expenses.............................................               $1,000
Miscellaneous...............................................................               $1,000
                                                                                           ------

Total.......................................................................              $51,145

          Except for the Securities and Exchange Commission Registration fee, the National Association of Securities Dealers, Inc. filing fee, the Nasdaq SmallCap Market listing fee and the Boston Stock Exchange listing fee, the cost and expenses are estimates.

Item 15. Indemnification of Directors and Officers.

          Except as hereinafter set forth, there is no statute, charter provision, by-law, contract or other arrangement under which any controlling person, director or officer of the Company is insured or indemnified in any manner against liability that he may incur in his capacity as such.

          The Company's authority to indemnify its directors and officers is governed by the provisions of Article 7 of the New York Business Corporation Law (the "BCL").

          Section 722 of the BCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against judgments, fines, amounts paid in settlement, and reasonable expenses, including attorneys' fees, in connection with actions or proceedings, whether civil or criminal (other than an action by or in the right of the corporation--a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except indemnification only extends to amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute does not apply in respect of a threatened action, or a pending action that is settled or otherwise disposed of, and requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 721 of the BCL provides that Article 7 of the BCL is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, disinterested director vote, shareholder vote, agreement or otherwise.

          A more specific description of the relevant law is provided below.

          Section 721. Nonexclusivity of Statutory Provisions for Indemnification of Directors and Officers -- The indemnification and advancement of expenses granted pursuant to, or provided by, this article shall not be deemed exclusive of any other rights to which a director or officer seeking indemnification or advancement of expenses may be entitled, whether contained in the certificate of incorporation or the by-laws or, when authorized by such certificate of incorporation or by-laws, (i) a resolution of shareholders, (ii) a resolution of directors, or (iii) an agreement providing for such indemnification, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled. Nothing contained in this article shall affect any rights to indemnification to which corporate personnel other than directors and officers may be entitled by contract or otherwise under law.

          Section 722. Authorization for Indemnification of Directors and Officers -- (a) A corporation may indemnify any person made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

          (b) The termination of any such civil or criminal action or proceeding by judgme nt, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such director or officer did not act, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation or that he had reasonable cause to believe that his conduct was unlawful.

          (c) A corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer or any other corporation of any type or kind, domestic or foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation, except that no indemnification under this paragraph shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

          (d) For the purpose of this section, a corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered fines; and action taken or omitted by a person with respect to an employee benefit plan in the performance of such person's duties for a purpose reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

          Section 723. Payment of Indemnification Other Than By Court Award --
(a) A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in section 722 shall be entitled to indemnification as authorized in such section.

         (b) Except as provided in paragraph (a), any indemnification under section 722 or otherwise permitted by section 721, unless ordered by a court under section 724 (Indemnification of directors and officers by a court), shall be made by the corporation, only if authorized in the specific case:

                  (1) By the board acting by a quorum consisting of directors who are not parties to such action or proceeding upon a finding that the director or officer has met the standard of conduct set forth in section 722 or established pursuant to section 721, as the case may be, or,

                  (2) If a quorum under subparagraph (1) is not obtainable or, even if obtainable, a quorum of disinterested directors so directs;

                        (A) By the board upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct set forth in such sections has been met by such director or officer, or

                        (B) By the shareholders upon a finding that the director or officer has met the applicable standard of conduct set forth in such sections.

                        (C) Expenses incurred in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount as, and to the extent, required by paragraph
                             (a) of section 725.

         Section 724. Indemnification of Directors and Officers by a Court --
(a) Notwithstanding the failure of a corporation to provide indemnification, and despite any contrary resolution of the board or of the shareholders in the specific case under section 723 (Payment of indemnification other than by court award), indemnification shall be awarded by a court to the extent authorized under section 722 (Authorization for indemnification of directors and officers), and paragraph (a) of section 723.

         Application therefor may be made, in every case, either:

                  (1) In the civil action or proceeding in which the expenses were incurred or other amounts were paid, or

                  (2) To the supreme court in a separate proceeding, in which case the application shall set forth the disposition of any previous application made to any court for the same or similar relief and also reasonable cause for the failure to make application for such relief in action or proceeding in which the expenses were incurred or other amounts were paid.

         (b) The application shall be made in such manner and form as may be required by the applicable rules of court or, in the absence thereof, by direction of a court to which it is made. Such application shall be upon notice to the corporation. The court may also direct that notice be given at the expense of the corporation to the shareholders and such other persons as it may designate in such manner as it may require.

         (c) Where indemnification is sought by judicial action, the court may allow a person such reasonable expenses, including attorneys' fees, during the pendency of the litigation as are necessary in connection with his defense therein, if the court shall find that the defendant has by his pleadings or during the course of the litigation raised genuine issues of fact or law.

         Section 725. Other Provisions Affecting Indemnification of Directors and Officers -- (a) All expenses incurred in defending a civil or criminal action or proceeding which are advanced by the corporation under paragraph (c) of section 723 (Payment of indemnification other than by court award) or allowed by a court under paragraph (c) of section 724 (Indemnification of directors and officers by a court) shall be repaid in case the person receiving such advancement or allowance is ultimately found, under the procedure set forth in this article, not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced by the corporation or allowed by the court exceed the indemnification to which he is entitled:

         (b) No indemnification, advancement or allowance shall be made under this article in any circumstance where it appears:

                  (1) That the indemnification would be inconsistent with the law of the jurisdiction of incorporation of a foreign corporation which prohibits or otherwise limits such indemnification;

                  (2) That the indemnification would be inconsistent with a provision of the certificate of incorporation, a by-law, a resolution of the board or of the shareholders, an agreement or other proper corporate action, in effect at the time of the accrual of the alleged cause of action asserted in the threatened or pending action or proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or

                  (3) If there has been a settlement approved by the court, that the indemnification would be inconsistent with any condition with respect to indemnification expressly imposed by the court in approving the settlement.

         (c) If any expenses or other amounts are paid by way of indemnification, otherwise than by court order or action by the shareholders, the corporation shall, not later than the next annual meeting of shareholders unless such meeting is held within three months from the date of such payment, and, in any event, within fifteen months from the date of such payment, mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the persons paid, the amounts paid, and the nature and status at the time of such payment of the litigation or threatened litigation.

         (d) If any action with respect to indemnification of directors and officers is taken by way of amendment of the by-laws, resolution of directors, or by agreement, then the corporation shall, not later than the next annual meeting of shareholders, unless such meeting is held within three months from the date of such action, and, in any event, within fifteen months from the date of such action, mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the action taken.

         (e) Any notification required to be made pursuant to the foregoing paragraph (c) or (d) of this section by any domestic mutual insurer shall be satisfied by compliance with the corresponding provisions of section one thousand two hundred sixteen of the insurance law.

         (f) The provisions of this article relating to indemnification of directors and officers and insurance therefor shall apply to domestic corporations and foreign corporations doing business in this state, except as provided in section 1320 (Exemption from certain provisions).

         Section 726. Insurance for Indemnification of Directors and Officers --
(a) Subject to paragraph (b), a corporation shall have power to purchase and maintain insurance:

         (1) To indemnify the corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of this article, and

         (2) To indemnify directors and officers in instances in which they may be indemnified by the corporation under the provisions of this article, and

         (3) To indemnify directors and officers in instances in which they may not otherwise be indemnified by the corporation under the provisions of this article provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the superintendent of insurance, for a retention amount and for co-insurance.

         (b) No insurance under paragraph (a) may provide for any payment, other than cost of defense, to or on behalf of any director or officer:

         (1) if a judgment or other final adjudication adverse to the insured director or officer establishes that his acts of active and deliberate dishonesty were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled, or

         (2) in relation to any risk the insurance of which is prohibited under the insurance law of this state.

         (c) Insurance under any or all subparagraphs of paragraph (a) may be included in a single contract or supplement thereto. Retrospective rated contracts are prohibited.

         (d) The corporation shall, within the time and to the persons provided in paragraph (c) of section 725 (Other provisions affecting indemnification of directors or officers), mail a statement in respect of any insurance it has purchased or renewed under this section, specifying the insurance carrier, date of the contract, cost of the insurance, corporate positions insured, and a statement explaining all sums, not previously reported in a statement to shareholders, paid under any indemnification insurance contract.

         (e) This section is the public policy of this state to spread the risk of corporate management, notwithstanding any other general or special law of this state or of any other jurisdiction including the federal government.

         The Company's Amended and Restated Certificate of Incorporation provides that the personal liability of the directors of the Company to the Company or its shareholders for damages for any breach of duty as directors, is eliminated, provided that nothing shall limit the liability of any director if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct.

         The Company has also entered into indemnification agreements with each of its officers and directors.

         The selling shareholders have agreed to indemnify Netplex against liabilities concerning untrue statements or omissions that they make, or violations of the securities laws that they commit, with respect to the registration of the shares of common stock, including liabilities under the Securities Act.

         Insofar as indemnification for liabilities arising under the Securities Act may be given to directors, officers and controlling persons of the registrant or others under the above provisions, or otherwise, the registrant has been informed that in the opinion of the Commission, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities under the Securities Act, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether that indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

4(a)    --    Common Stock Purchase Warrant issued to the Pennsylvania Merchant
              Group, dated October 21, 1999.****

4(b)    --    Investor Rights Agreement dated September 30, 1998.*

4(c)   --     Registration Rights Agreement (between Netplex and Waterside
              Capital Corporation) dated September 30, 1998.*
4(d)   --     Stock Purchase Warrant dated  September 30, 1998.*
4(e)   --     Placement Agency Agreement dated September 25, 1998.*
4(f)   --     Incentive Stock Purchase Warrant dated September 28, 1998.*
4(g)   --     Prepaid Common Stock Purchase Warrant dated September 28, 1998.*
4(h)   --     Registration Rights Agreement (between Netplex and the Initial
              Investors) dated September 28, 1998.*
4(i)   --     Securities Purchase Agreement dated September 25, 1998.*
4(j)   --     Form of Prepaid Common Stock Purchase Warrant, dated as of
              March __, 2000, by and between the Company and each of the
              Holders.**
4(k)   --     Form of The Netplex Group, Inc. Incentive Stock Purchase Warrant,
              dated as of March __, 2000, by and between the Company and each of the holders.**
4(l)   --     Form of Prepaid Warrant issued to Purchasers in April 1998 Private
              Placement.***
4(m)   --     Form of Incentive Warrant issued to Purchasers in April 1998
              Private Placement.***
4(n)   --     Form of Warrant issued to TMP Interactive, Inc. for the right to purchase 2,000,000 shares of common stock, dated May 2, 2000.****
4(o)   --     Form of Warrant issued to TMP Interactive, Inc. for the right to purchase 1,000,000 shares of common stock, dated May 2, 2000.****
5      --     Opinion of Venable, Baetjer and Howard, LLP.****
23(a)  --     Consent of Grant Thornton, LLP.****
23(b)  --     Consent of  KPMG LLP.****
23(c)  --     Consent of Venable, Baetjer and Howard, LLP (contained in their opinion included under Exhibit 5).****
24     --     Power of Attorney, included on Page II-8.

_______________________
* Incorporated by reference to the Registrant's Registration Statement on Form S-3 filed with the Securities and Exchange Commission on November 13, 1998 (Commission File No. 333-67321), as amended.
**     Incorporated by reference to the Registrant's Current Report on Form
       8-K filed with the Securities and Exchange Commission on April 3, 2000 (Commission File No. 1-11784).
*** Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1997 filed with the Securities and Exchange Commission on April 15, 1998.
****   Filed herewith.


Item 17. Undertakings.

(a)    The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To file a post-effective amendment and to remove from registration any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

         Under the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in McLean, Virginia, on the 9/th/ day of May, 2000.


                                     THE NETPLEX GROUP, INC.



                                     By: /s/ Gene Zaino
                                         ------------------------------------
                                         Gene Zaino
                                         Chairman and Chief Executive Officer

                               POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes and appoints Gene Zaino and Robert Skelton, either of whom may act, as their true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                     Title                             Date
---------                     -----                             ----

/s/ Gene Zaino                Chief Executive Officer           May 9, 2000
------------------------      and Chairman (Principal
Gena Zaino                    Executive Officer)

/s/ Pamela Fredette           President and Director            May 9, 2000
------------------------
Pamela Fredette

/s/ Walton E. Bell III        Chief Financial Officer and       May 9, 2000
------------------------      Treasurer (Principal Financial
Walton E. Bell III            Officer)

/s/ Peter Russo               Chief Accounting Officer          May 9, 2000
------------------------      (Principal Accounting Officer)
Peter Russo

/s/ Richard Goldstein              Director               May 9, 2000
---------------------------
Richard Goldstein


/s/ J. Alan Lindauer               Director               May 9, 2000
---------------------------
J. Alan Lindauer


/s/ Steven Hanau                   Director               May 9, 2000
---------------------------
Steven Hanau


/s/ Robert Skelton                 Attorney-in-fact       May 9, 2000
---------------------------
Robert  Skelton

                                 EXHIBIT INDEX


Exhibit      Description

4 (a)    --     Common Stock Purchase Warrant issued to the Pennsylvania
                Merchant Group, dated October 21, 1999.****
4 (b)    --     Investor Rights Agreement dated September 30, 1998.*
4 (c)    --     Registration Rights Agreement (between Netplex and Waterside
                Capital Corporation) dated September 30, 1998.*
4 (d)    --     Stock Purchase Warrant dated  September 30, 1998.*
4 (e)    --     Placement Agency Agreement dated September 25, 1998.*
4 (f)    --     Incentive Stock Purchase Warrant dated September 28, 1998.*
4 (g)    --     Prepaid Common Stock Purchase Warrant dated September 28, 1998.*
4 (h)    --     Registration Rights Agreement (between Netplex and the Initial
                Investors) dated September 28, 1998.*
4 (i)    --     Securities Purchase Agreement dated September 25, 1998.*
4 (j)    --     Form of Prepaid Common Stock Purchase Warrant, dated as of March
                __, 2000, by and between the Company and each of the Holders.**
4 (k)    --     Form of The Netplex Group, Inc. Incentive Stock Purchase
                Warrant, dated as of March __, 2000, by and between the Company and each of the holders.**
4 (l)    --     Form of Prepaid Warrant issued to Purchasers in April 1998
                Private Placement.***
4 (m)    --     Form of Incentive Warrant issued to Purchasers in April 1998
                Private Placement.***
4 (n)    --     Form of Warrant issued to TMP Interactive, Inc. for the right to purchase 2,000,000 shares of common stock, dated May 2,
                2000.****
4 (o)    --     Form of Warrant issued to TMP Interactive, Inc. for the right to purchase 1,000,000 shares of common stock, dated May 2,
                2000.****
5        --     Opinion of Venable, Baetjer and Howard, LLP.****
23(a)    --     Consent of Grant Thornton LLP.****
23(b)    --     Consent of  KPMG LLP.****
23(c)    --     Consent of Venable, Baetjer and Howard, LLP (contained in their opinion included under Exhibit 5).****
24       --     Power of Attorney, included on Page II-8.

______________________
* Incorporated by reference to the Registrant's Registration Statement on Form S-3 filed with the Securities and Exchange Commission on November 13, 1998 (Commission File No. 333-67321), as amended.
** Incorporated by reference to the Registrant's Current Report on Form 8-K filed with the Securities and Exchange Commission on April 3, 2000 (Commission File No. 1-11784).
*** Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1997 filed with the Securities and Exchange Commission on April 15, 1998.
****     Filed herewith.